EXECUTION COPY

AGREEMENT OF SALE

by and between

Pacy Oletsky, general and limited partner, Jack L. Baylin, general and limited partner, Michael Baylin, limited partner, Gail Baylin, limited partner, Bonnie Oletsky, limited partner, Howard Gartner, limited partner, Ruth P. Weiss, limited partner, The Abraham & Virginia Weiss Charitable Trust A, limited partner, and The Abraham & Virginia Weiss Charitable Trust B, limited partner, (collectively the “Owners”),

Seller

and

BERKSHIRE INCOME REALTY, INC.,

Buyer

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AGREEMENT OF SALE

This AGREEMENT made this 16th day of March, 2005 by and among the undersigned (the “Seller”), being all of the Owners of PELHAM WOOD LIMITED LIABILITY LIMITED PARTNERSHIP, a Maryland limited liability limited partnership (the “Partnership”), having an office at 106 Old Court Road, Suite 203, Baltimore, Maryland 21208 and BERKSHIRE INCOME REALTY, INC., a Maryland corporation organized under the laws of the State of Maryland, having an office at c/o The Berkshire Group, One Beacon Street, Suite 1500, Boston, Massachusetts 02108, or a subsidiary or an affiliated entity (a subsidiary or an affiliated entity being an entity in which said Berkshire Income Realty, Inc. or its principals own a controlling interest) (“Buyer”).

W I T N E S S E T H :

1.	Sale and Purchase.

Seller hereby agrees to sell and assign to Buyer, and Buyer hereby agrees to purchase from Seller, upon the terms and conditions hereinafter set forth, all of Seller’s right, title and interest in and to all of the partnership interests (the “Partnership Interests”) in the Partnership, the sole assets of which consist of the following:

1.1                 Real Property. That certain lot or parcel of real property located in Baltimore County, Maryland and commonly known as 34 Dowling Circle, which is more particularly described on Exhibit “1.1” hereto, and the buildings and improvements situated on each such parcel (collectively, the “Premises”), together with all the rights and appurtenances pertaining to the Premises, including any right, title and interest of Seller (if any) in and to adjacent streets and rights-of-way (and together with the Premises, the “Real Property”);

1.2                 Personal Property. The fixtures, furnishings, equipment and other items of personal property, if any, owned by Seller and located on, and used in connection with the operation of, the Premises, including, without limitation the items, if any, listed on Exhibit “1.2” hereto (collectively, the “Personal Property”); and

1.3                 Related Materials. To the extent transferable and in the possession of Seller or Seller’s property manager, Seller’s right, title and interest, if any, in and to the Existing Leases (as hereinafter defined), the Existing Agreements (as hereinafter defined), any intangible property now or hereafter owned by Seller related to the Real Property or the Personal Property including, without limitation, any trademarks, trade styles, service marks, software, domain names and websites related to the Real Property or the Personal Property, all rights under any certificates of occupancy, licenses, permits, warranties and guaranties, if any, which relate to the Real Property or Personal Property to be retained by the Partnership after the Closing, and all contract rights, escrow or security deposits, utility agreements or other rights related to the ownership of or use and operation of the Real Property or the Personal Property (the “Intangible Property” and together with the Real Property and the Personal Property, the “Property”).

1.4                 It is understood and agreed that this sale does not include any cash in bank, chose in action, or the like (collectively “cash”) of the Partnership and that Seller shall, at or prior to closing, withdraw and pay over to Seller all such cash belonging to the Partnership. Sellers shall pay, or cause to be paid, all accounts payable of the Partnership, existing or accrued prior to closing, which payments shall be made at or prior to Closing. In the event any accounts payable of the Partnership cannot be calculated as of Closing (hereinafter defined) because the amount thereof is not ascertained or an invoice therefor

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has not been received, Seller covenants and agrees to pay all such accounts payable of the Partnership from their own funds within fifteen (15) days after such sums are determined.

2.	Purchase Price.

The purchase price to be paid by Buyer to Seller for the Partnership Interests is the sum of THIRTY MILLION ONE HUNDRED SIXTY THOUSAND AND NO/100 ($30,160,000.00) (the “Purchase Price”), adjusted in accordance with Section 6 hereof. The Purchase Price shall be paid as follows:

2.1                 Deposit. The sum of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) (the “Initial Deposit”) shall be deposited with the Title Company, as hereinafter defined (“Title Company” or “Escrowee”) within 24 hours of the execution of this Agreement by Buyer and Seller and delivery of a fully-executed counterpart to each (the “Effective Date”). Within two (2) business days after the expiration of the Inspection Period, as hereinafter defined, an additional TWO HUNDRED FIFTY THOUSAND AND NO/100 Dollars ($250,000.00) (the “Second Deposit”), in immediately available funds, shall be deposited with the Title Company. The First Deposit and the Second Deposit, together with any interest earned thereon are hereinafter referred to as the “Deposit.” All interest earned on the Deposit shall be added to and made a part of the Deposit for all purposes hereof. Interest earned on the Deposit shall be taxed to the account of Buyer and Buyer shall provide Escrowee with its tax identification number for reporting purpose with delivery of the Initial Deposit.

2.1.1             Escrow Agent. Upon receipt from Buyer of the Deposit, Escrowee shall invest the Deposit in an interest-bearing account or money market fund acceptable to Buyer and Seller. All interest on the Deposit shall accrue to Buyer, except as otherwise provided in Section 14.1 hereof. At the Closing, Escrowee shall release the Deposit to Seller, which Deposit shall be credited against the balance of the Purchase Price owed by Buyer to Seller. Escrowee shall agree to hold and dispose of the Deposit in accordance with the terms and provisions of this Agreement.

2.1.2             Escrow Provisions. Escrowee agrees to hold, keep and deliver the Deposit and all other sums delivered to it pursuant hereto in accordance with the terms and provisions of this Agreement. Escrowee shall not be entitled to any fees or compensation for its services hereunder. Escrowee shall be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Agreement, it being expressly understood that by acceptance of this Agreement, Escrowee is acting in the capacity of a depository only and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall have been caused by the negligence or willful malfeasance of Escrowee. In the event of any disagreement between Buyer and Seller resulting in any adverse claims and demands being made in connection with or for the monies involved herein or affected hereby, Escrowee shall be entitled to refuse to comply with any such claims or demands so long as such disagreement may continue; and in so refusing Escrowee shall make no delivery or other disposition of any of the monies then held by it under the terms of this Agreement, and in so doing Escrowee shall not become liable to anyone for such refusal; and Escrowee shall be entitled to continue to refrain from acting until (a) the rights of the adverse claimants shall have been finally adjudicated in a court of competent jurisdiction of the monies involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement between Seller and Buyer, and Escrowee shall have been notified in writing of such agreement signed by the parties hereto. Escrowee shall not be required to disburse any of the monies held by it under this Agreement unless in accordance with either a joint written instruction of Buyer and Seller or an Escrow Demand (as hereinafter defined) from either Buyer or Seller in accordance with the provisions hereinafter. Upon receipt by Escrowee from either Buyer or Seller (the “Notifying Party”) of any notice or request (the “Escrow Demand”) to perform any act or disburse any portion of the monies held by Escrowee under the terms of this Agreement, Escrowee shall give written

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notice to the other party (the “Notified Party”). If within five (5) days after the giving of such notice, Escrowee does not receive any written objection to the Escrow Demand from the Notified Party, Escrowee shall comply with the Escrow Demand. If Escrowee does receive written objection from the Notified Party in a timely manner, Escrow Agent shall take no further action until the dispute between the parties has been resolved pursuant to either clause (a) or (b) above. Further Escrowee shall have the right at all times to pay all sums held by it (i) to the appropriate party under the terms hereof, or (ii) into any court of competent jurisdiction in the State of Maryland after a dispute between or among the parties hereto has arisen, whereupon Escrowee’s obligations hereunder shall terminate.

2.1.3             Indemnification. Seller and Buyer jointly and severally agree to indemnify and hold harmless said Escrowee from any and all costs, damages and expenses, including reasonable attorneys’ fees, that said Escroweet may incur in its compliance of and in good faith with the terms of this agreement; provided, however, this indemnity shall not extend to any act of negligence or willful malfeasance on the part of the Escrowee.

2.2                 Escrow Amount. At the Closing, Seller and Buyer shall enter into an escrow agreement in the form attached hereto as Exhibit “2.2” (the "Escrow Agreement"), pursuant to which Seller shall deposit One Million and 00/100 Dollars ($1,000,000.00) (the "Escrow Amount") with the Escrowee, which shall be held by the Escrowee in a segregated account as security for Seller’s indemnification obligations under this Agreement and for breaches of representations and warranties of Seller under this Agreement. All interest accruing on the Escrow Amount shall be for the benefit of Seller. In the event Buyer makes a written claim or demand for indemnification under the Agreement (an "Indemnification Claim"), and Seller does not dispute such Indemnification Claim, or is determined to be liable for and in respect of such Indemnification Claim by a court of competent jurisdiction, then the Escrowee promptly thereafter shall pay such Indemnification Claim in full to Buyer, all as more particularly provided in the Escrow Agreement. On the date which is six (6) months after the Closing Date (as defined in Section 4 hereof), fifty percent (50%) of the Escrow Amount then remaining in escrow under the Escrow Agreement and not then subject to an outstanding Indemnification Claim shall be paid by the Escrow Agent to Seller. The Escrow Agreement shall expire upon the termination of the Survival Period (as defined in Section 22.3 hereof), and immediately thereafter the Escrow Agent shall pay the portion, if any, of the then remaining Escrow Amount not in dispute to Seller; provided, however, that if prior to the expiration of the Survival Period, Buyer shall have made an Indemnification Claim or commenced litigation or any other proceeding on account of any such claim, the term of the Escrow Agreement shall be extended, and the Escrow Agent shall continue to hold in escrow the portion of the then Escrow Amount in dispute, in each case until the final resolution of such Indemnification Claim or litigation or proceeding relating thereto, all as more particularly provided in the Escrow Agreement.

2.3                 Closing Payment. At Closing, Buyer shall pay the balance of the Purchase Price to Seller, adjusted as hereinafter provided, through the Title Company, by wire transfer of immediate federal funds, to accounts specified by Seller at a bank or banks designated by Seller. For convenience of distribution of the Purchase Price among Sellers, the Purchase Price may be paid to a nominee or agency account for distribution designated by Pacy Oletsky and/or Jack L. Baylin, the present general partners of the Partnership.

3.	Closing.

The closing of the transfers contemplated hereby (the “Closing”) shall be held and completed on April 27, 2005 (such date, as the same may be extended pursuant to Section 4.2.2, Section 4.3 or Section 12.1.5, is hereafter referred to as the “Closing Date”), or in another mutually agreeable manner and location. Notwithstanding the foregoing, and so as to comply with notice and payoff requirements under Seller’s financing documents secured by the Property, in no event shall Closing be held more than four

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(4) business days prior to the end of the month in which the Closing Date is to occur, and if necessary to accommodate this provision, Closing shall be delayed so that it shall be held no more than four (4) business days prior to the end of the next month in which Closing was to occur. It is agreed that time is of the essence of this Agreement. The transactions described herein shall be closed by means of concurrent delivery of the documents of title, transfer of interest, and delivery of the Purchase Price, customarily referred to as a “New York Style” closing.

4.	Condition of Title.

4.1                 Title to Premises. Fee simple title to the Premises shall be vested in the Partnership at the completion of Closing, as herein defined, subject only to the Permitted Encumbrances (hereinafter defined). Seller’s interest in the Personal Property shall be vested in the Partnership at the completion of Closing. Title to the Premises shall be such as will be insured by the Title Company pursuant to the standard stipulations and conditions of the most current standard ALTA form of Owner’s Title Insurance Policy in use in the State of Maryland, in the amount of the Purchase Price, free and clear of all liens and encumbrances, except for the Permitted Encumbrances. The term “Permitted Encumbrances” shall mean (x) the Existing Leases (as hereinafter defined) in effect as of the Closing Date, and any new lease made by the Partnership after the date hereof in accordance with this Section 4, (y) any matters set forth in the Title Commitment and/or reflected on the Survey Plan as to which Buyer does not timely object in accordance with this Section 4 and (z) any matters reflected on any update of the Title Commitment as to which Buyer does not timely object in accordance with this Section 4.

4.2	Survey.

4.2.1 Survey. Simultaneous with the execution of this Agreement by Seller, Seller will deliver to Buyer a 1997 ALTA survey plan of the Premises (the “Existing Survey”), and on or before the expiration of the Inspection Period, Buyer may obtain a current as-built survey (the “New Survey”) of the Real Property by a registered land surveyor.

4.2.2 Survey Matters. Should the Existing Survey contain any encumbrances, encroachments or other survey defects (collectively “Existing Survey Matters”) which are not acceptable to Buyer in its sole discretion, Buyer shall, prior to the expiration of the Inspection Period, notify Seller if any such Existing Survey Matters are unacceptable. In addition, if Buyer obtains a New Survey, should the New Survey contain any encumbrances, encroachments or other survey defects which do not appear on the Prior Survey (collectively, “New Survey Matters”) and which are not acceptable to Buyer in its sole discretion, Buyer shall, prior to the expiration of the Inspection Period, notify Seller if any such New Survey Matters are unacceptable (the Existing Survey Matters and the New Survey Matters are referred to collectively as “Survey Matters”). If Buyer does not obtain a New Survey or if Buyer fails to so notify Seller of any unacceptable Survey Matters as described above, all Survey Matters shall be deemed accepted by Buyer. If any Survey Matters are unacceptable to Buyer and Buyer timely notifies Seller in writing of such fact as above provided, Seller, in Seller’s sole discretion, shall have five (5) days from the date Seller receives notice of such unacceptable Survey Matters (the “Seller Response Deadline”) to elect to either cure such Survey Matters as a condition to closing, or refuse to cure such Survey Matters. Seller shall be deemed to have given notice to Buyer that Seller refuses to cure any unacceptable Survey Matters, which Seller may so do in its sole discretion, unless Seller, prior to the Seller Response Deadline, shall notify Buyer in writing that Seller will attempt to cure such unacceptable Survey Matters. If Seller refuses to cure said unacceptable Survey Matters within the time period provided, Buyer may (a) terminate this Agreement on or before the date which is five (5) days after the Seller Response Deadline and the Deposit shall be returned to Buyer, or (b)  waive such Survey Matters and accept title subject thereto, in which event there shall be no reduction in the Purchase Price if Closing occurs in accordance with this Agreement. If Seller shall elect to cure any Survey Matter that is not a Permitted

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Exception (as defined below), if necessary, the Date of Closing may be extended by Seller for up to twenty (20) days to allow Seller to attempt to cure such survey matter.

4.3                 Title Defects. Buyer may order, at its sole cost and expense, a title commitment with respect to the Premises (the “Title Commitment”). Buyer shall give Seller a written notice of any objection to title (a “Title Notice”) prior to the expiration of the Inspection Period. Seller shall have no obligation to cure any alleged defect, objection or survey matter raised in the Title Notice, except for the Monetary Liens referred to in Section 4.4 of this Section 4 that are to be paid by Seller at or before Closing. Any encumbrance or other title exception or matter to which Buyer does not so object, shall thereafter be deemed a Permitted Encumbrance. Seller shall have the right, at its sole option, upon written notice to Buyer within five (5) days of receipt of Buyer’s Title Notice, to (A) defer the Closing for a period not exceeding ten (10) days after the Closing Date to give Seller an opportunity, at Seller’s sole option, of either (i) attempting to remove any encumbrance or other title exception or matter which is not a Permitted Encumbrance or (ii) providing the Title Company such assurances as the Title Company requires to insure Buyer to Buyer’s satisfaction against any loss arising from such encumbrance or other title exception or matter, or (B) elect to do neither (i) nor (ii), in which event Buyer shall have the election set forth in subparagraph 4.4 of this Section 4. Failure by Seller to deliver such notice shall be deemed an election under subpart (B) above. If Seller shall elect to cure any title matter that is not a Permitted Exception, if necessary, the Date of Closing may be extended by Seller for up to twenty (20) days to allow Seller to attempt to cure such title matter.

4.4                 Failure of Title. If on or before the Closing Date title to the Premises is not insurable as set forth in the third sentence of Section 4.1 above and Seller does not elect to cure same or provide the assurances as provided in subpart 4.3(A) above, Buyer may elect, as its sole right and remedy by reason thereof, within five (5) business days of Seller’s notice in accordance with the penultimate sentence of Section 4.3 above, either (i) to take such title to the Premises as Seller can convey, with no abatement of the Purchase Price on account of such objected matters (except as set forth below) or (ii) upon written demand by Buyer to Seller and Escrowee, to terminate this Agreement and receive the return of the Deposit. Notwithstanding the foregoing provisions of this Section 4, Seller shall be obligated, at Seller’s expense, to cause the removal of, or cause the Title Company to insure Buyer against loss by reason of, any lien filed against the Real Property prior to the Closing that can be removed by the payment of a liquidated sum (“Monetary Liens”). Upon the return of the Deposit, this Agreement shall be and become null and void, neither party shall have any further rights or obligations hereunder (except for the obligations of Buyer and Seller set forth in this Agreement which expressly survive the cancellation of this Agreement).

5.   Seller’s Pre-Closing Deliveries. On or prior to the date of this Agreement, Seller has furnished to Buyer the following:

(a) Leases. Access on-site to the originals (or copies, if originals are not available) of all leases listed on the “Rent Roll” attached hereto as Exhibit “5.1(a)” (the "Existing Leases"), and related Existing Lease files. The Rent Roll shall include: apartment number, unit type, tenant name, commencement and termination dates, lease rent (including any prepaid rent), security deposits and details of any concessions and current delinquencies, in such form as is prepared by the Partnership in the ordinary course of business.

(b) Taxes. A copy of the 2002, 2003 and 2004 real estate and personal property tax statements for the Real Property.

(c) Existing Agreements. Copies of all services, maintenance, supply and management contacts entered into by Seller or the Partnership (collectively, "Existing Agreements")

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listed on Exhibit “5.1(c)” attached hereto currently affecting the use, ownership, maintenance and/or operation of the Real Property.

(d) Utility Bills. Access on-site to the originals (or copies, if originals are not available) of all gas, electric, water and sewer bills relating to the Real Property for June 2003 to July 2004, and a general ledger detail of gas, electric, water and sewer accounts for May 2003 through June 2004.

(e) Personal Property. A current inventory of all Personal Property, including all tangible personal property owned by the Partnership, and located on or used in connection with the Real Property and to be retained by the Partnership after the Closing listed on Exhibit “1.2” attached hereto.

(f)  Plans. Access on-site to any existing plans and specifications with respect to the Real Property (which records may be incomplete) in the possession of Seller.

(g) Third Party Reports. Copies of all soils, engineering, architectural, environmental, termite, pest control, endangered species, ADA and Fair Housing Act compliance, handicapped access reports or studies and any other third party reports applicable to the Property.

(h) Permits. Copies of certificates of final inspection and occupancy, pool permits, building permits and licenses for the operation of the Real Property.

(i)   Litigation. A list of actions commenced against tenants indicated on the Rent Roll by asterisks beside the names of such tenants.

(j)   On-Site Reports. A complete set of monthly profit and loss statements ("Monthly Operating Reports") from the Seller’s property management and accounting systems located at the Real Property from January 2004 to February 2005.

(k) Partnership Agreement. A copy of the Partnership Agreement of the Partnership and all amendments thereto (collectively referred to as the "Partnership Agreement") attached hereto as Exhibit “5.1(k)”.

(l)   Certificate of Limited Partnership. A copy of the Certificate of Limited Partnership and all amendments thereto (collectively referred to as the "Certificate of Limited Partnership") attached hereto as Exhibit “5.1(l)”.

(m)                Warranties. Access on site to all warranties regarding the Property, if any, in the possession of Seller or the Partnership.

(n) Capital Reports and Budgets. Copies of all capital expenditure reports (general ledger) and budgets for 2003, 2004 and 2005.

6.	Seller’s Obligations Prior to Closing.

6.1                 Leases. At all times after the Effective Date, Seller shall not enter into new leases for portions of the Premises now vacant or for portions of the Premises which may become vacant, or enter into any amendments of any Existing Leases or consent to any renewals, extensions or expansions of Existing Leases or agree to any rental concessions (other than (i) those to which the tenant is entitled pursuant to the terms of the Existing Leases, and (ii) those entered into in accordance with the

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leasing guidelines with respect to base rent, term, rental concessions and tenant qualifications set forth on Exhibit “6.1” (the “Leasing Guidelines”) using forms substantially the same as those used for the Existing Leases) without first submitting such a copy of such proposed lease or lease amendment (including any renewal, extension or expansion as to which the lessor's consent is required) to Buyer for Buyer's approval, which approval shall not be unreasonably withheld or delayed. If Buyer does not disapprove in writing such a proposed lease or amendment (or renewal, extension or expansion agreement) within five (5) business days of Buyer's receipt of a copy thereof, Buyer shall be deemed to have approved the proposed lease or amendment (or renewal, extension or expansion agreement). All such new leases and modifications approved or deemed approved by Buyer (and renewals, extensions or expansions approved or deemed approved by Buyer or as to which the lessor's consent is not required), all new leases entered into prior to the expiration of the Inspection Period, and the presently existing leases that are listed on Exhibit "5.1(a)" hereto are collectively herein called the "Existing Leases". The termination or expiration of any of the Existing Leases prior to Closing shall not excuse Buyer from its obligation to complete Closing and to pay the full Purchase Price.

6.2                 Ready Work. On or prior to the Closing Date, Seller shall have performed all Ready Work (as hereinafter defined). In the event that all Ready Work has not been completed for more than fifteen (15) apartments prior to the Closing Date, Buyer may elect to terminate this Contract and the Deposit shall be returned to Buyer, and neither party shall have further rights or obligations pursuant to this Contract. In the event that all Ready Work has not been completed for fifteen (15) or less apartments, or if Buyer waives its right to terminate this Agreement as above provided, Buyer shall proceed to close the transaction, and receive a credit on account of the incomplete Ready Work in an amount equal to $250 per unit, plus the cost of replacing missing appliances or repairing existing appliances. “Ready Work” shall mean all work necessary (including, without limitation, supplying operable kitchen appliances, carpet cleaning and repainting) to make all apartments within the Property that have been vacant for more than seven (7) days prior to the Closing Date ready for occupancy by incoming tenants, consistent with Seller’s past practices. It is understood and agreed that apartments 1009 Halstead Road T-1 and T-2 are used for storage and 10 Altura Court T-1 is used for maintenance and are not required to be made ready for occupancy by tenants as part of the Ready Work required hereunder.

6.3                 Agreements. At all times after the Effective Date, the Partnership shall not have the right to enter into new service or maintenance agreements or modify any existing service or maintenance agreements in any material respect without Buyer’s approval, which may not be unreasonably withheld or delayed; provided, however, that Buyer’s approval shall not be required for any such new agreement that shall be terminable, without penalty or premium, on or before the Closing Date. Buyer and Seller hereby acknowledge that the laundry lease dated as of April 17, 1996 between Seller and Solon Automated Services, Inc. (successor entity is Coinmach Corporation), as amended by Addendum to Lease Agreement dated as of May 29, 2001 (the “Laundry Lease”) expires on May 31, 2006 and may not be terminated prior to May 31, 2006 without the payment of a penalty. The “Existing Agreements” shall mean the existing agreements listed on Exhibit “5.1(c)” hereto (together with any other agreements entered into in accordance with this Section 6.3. During the Inspection Period, Buyer shall notify Seller which Existing Agreements Buyer wishes to assume at Closing and which Existing Agreements (except the Laundry Lease) Buyer wants terminated at Closing (the “Rejected Agreements”). As to the Rejected Agreements, at Closing Seller shall give notice of termination, at its sole cost and expense, as to such Rejected Agreements so designated by Buyer, and Buyer will assume all other Existing Agreements from the date of the Closing.

6.4                 Ongoing Operations. During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Premises, including (a) the leasing of the Premises, substantially in the same manner as it did for the one year period preceding the date of this Contract and maintain staffing at the same levels; (b) all maintenance, repair and replacement work in accordance with

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Seller’s policies and practices prior to the date of this Agreement including: (i) replacement of carpet and appliances (including individual air-conditioning units) in the ordinary course of business, (ii) interior painting in the ordinary course of business, and (iii) day to day maintenance and repair of roofs and other building systems, decks, patios, stairways, parking lots and structures, landscaping, gates and fences and other items requiring periodic maintenance and repair. Notwithstanding the foregoing, nothing contained in this Section shall affect or otherwise diminish the rights and obligations of Buyer and Seller under Section 17 with respect to a casualty.

6.5                 Management. During the pendency of this Agreement, Seller will manage the Premises in substantially the same manner as Seller managed the Premises prior to the date hereof. Seller shall maintain inventories of supplies, building materials, etc. at the same levels it has maintained them during the one (1) year period prior to the date of this Agreement. Seller will not remove any Personal Property except as may be required for necessary repair or replacement, and replacements shall be of equal quality and quantity as existed as of the time of its removal.

7.	Apportionments.
	7.1	Generally.

7.1.1             Taxes and Fees. Real estate taxes for the real estate tax year in which the Closing occurs and annual municipal or special district assessments (on the basis of the actual fiscal tax years for which such taxes are assessed), lienable water and sewer rentals, sums paid to or paid or payable by Seller under the Existing Agreements, license, permit and inspection fees and rentals, shall be apportioned as of the Closing Date between Buyer and Seller. If the tax bill for the real estate tax year in which the Closing occurs has not been issued on or before the date of the Closing, the apportionment of taxes shall be computed based upon the most recent tax bill available plus five percent (5%). If, on the date of Closing, bills for the real estate taxes imposed upon the Premises for the real estate tax year in which Closing occurs have been issued but shall not have been paid, such taxes shall be paid at the time of Closing. Seller shall not be obligated to, but shall have the right to, commence and conduct, at its sole cost and expense, any tax certiorari or reduction proceedings relating to the Premises in respect of the real estate tax year in which the Closing occurs. Buyer agrees to reasonably cooperate with Seller in all such proceedings brought by Seller.

7.1.2             Rent. Collected rent, including, without limitation, fixed rent, prepaid rent, additional rent and any other sums paid under the Leases, shall be apportioned as of the Closing Date in accordance with the provisions of this Section 7. All rent under the Leases collected by Buyer after Closing shall be applied first to unpaid rent accruing to the month of closing (but only to the extent received during such month), then to unpaid rent accruing after the Closing, and then to unpaid rent accruing prior to the month of the Closing. Seller (upon written notification to Buyer) shall be entitled to sue a tenant before and/or after Closing, for any delinquent rent (or other tenant charges) due to the Partnership (and not previously paid to the Partnership) under a Lease, so long as Seller does not evict such tenant.

7.1.3             Leasing Costs. Seller shall pay all leasing commissions, rent concessions, and tenant costs (including, without limitation, tenant improvement costs, moving costs, design costs incurred by the tenant, lease buyout costs and similar tenant inducement costs) in connection with Leases (and renewals, extensions or expansions thereof) entered into (or, in the case of renewals, extensions and expansions, exercised) prior to the Closing Date.

7.1.4             Utilities. Water, electric, sewer, and all other utility and fuel charges shall be apportioned as of the Closing Date between Buyer and Seller.

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7.1.5             Contract Arrearages. Any portion of any payments received by Buyer after the date of Closing under any of the Existing Agreements that relates to periods prior to Closing shall be determined by Buyer upon receipt of such payment and shall promptly be paid by Buyer to Seller. Any portion of any payments received by Seller after the date of Closing under any of the Existing Agreements that relates to periods after the Closing shall be determined by Seller upon receipt of such payment and shall promptly be paid by Seller to Buyer. Any income payable in connection with any Existing Agreement will be prorated, and any lump sum or up front payments paid to Seller with respect to any Existing Agreement will be prorated.

7.1.6             Other Apportionments. Amounts payable under the Existing Agreements and other Premises operation and maintenance expenses and other recurring costs, including license and permit fees, shall be apportioned as of the Closing Date.

7.1.7             Preliminary Closing Adjustment. Seller and Buyer shall jointly prepare a preliminary Closing Statement on the basis of the Leases, Existing Agreements, real estate taxes and other sources of income and expenses for the Property, and shall deliver such preliminary Closing Statement to each other and the Title Company on or prior to the Closing Date. All apportionments and prorations provided for in this Section 7 to be made as of the Closing Date shall be made, on a per diem basis, as of midnight of the day immediately preceding the Closing Date. The preliminary Closing Statement and the apportionments and/or prorations reflected therein shall be based upon actual figures to the extent available. If any of the apportionments and/or prorations cannot be calculated accurately based on actual figures on the Closing Date, then they shall be calculated based on Seller’s and Buyer’s good faith estimates thereof (other than with respect to determination of real estate taxes that shall be estimated as set forth in Section 7.1.1 above), subject to reconciliation as hereinafter provided.

7.1.8             Post-Closing Reconciliation. If there is an error on the preliminary Closing Statement or, if after the actual figures become available as to any items that were estimated on the preliminary Closing Statement, the proration or apportionment shall be adjusted based on the actual figures as soon as feasible but not later than twelve (12) months after the Closing Date. Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party.

7.2                 Tenant Security Deposits. All security deposits held by or for the Partnership under the Existing Leases, as shown on the Rent Roll hereto shall be retained by the Partnership after Closing.

7.3                 Utility Readings. Seller shall use reasonable efforts to obtain readings of the water and electric meters on the Premises to a date no sooner than ten (10) days prior to the Closing Date. At or prior to Closing, Seller shall pay all charges based upon such meter readings. However, if after reasonable efforts Seller is unable to obtain readings of any meters prior to Closing, Closing shall be completed without such readings and upon the obtaining thereof after Closing, Seller shall pay the charges incurred prior to Closing as reasonably determined by Seller and Buyer based upon such readings

7.4                 Survival. The provisions of this Section 7 shall survive Closing and delivery of the Deed.

8.	Closing Costs.

8.1                 Buyer’s Costs. Buyer shall pay (i) the costs of its counsel, architect, engineers and other professionals and consultants, (ii) of the costs of the Buyer’s standard title policy and other Title Company charges, (iii) 50% of state and local transfer and recordation taxes, and similar taxes, if any and

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(iv) the cost of obtaining the New Survey and all other closing costs including costs of financing, including mortgage tax.

8.2                 Seller’s Costs. Seller shall pay (i) the costs of its counsel, and (ii) 50% of state and local transfer and recordation taxes, and similar taxes, if any, and (iii) all other Closing costs of Seller.

9.	Municipal Improvements/Notices.

9.1                 Assessments. Buyer shall pay all unpaid installments becoming due on or after the Closing Date in respect of assessments against the Premises or any part thereof for improvements or other work (including any fines, interest or penalties thereon due to the non-payment thereof), and shall indemnify, defend and save Seller harmless from any claims therefore or any liability, loss, cost or expenses arising therefrom. Seller shall pay all unpaid installments becoming due prior to the Closing Date in respect of assessments against the Premises or any part thereof for improvements or other work (including any fines, interest or penalties thereon due to the non-payment thereof), and shall indemnify, defend and save Buyer harmless from any claims therefore or any liability, loss, cost or expenses arising therefrom.

9.2                 Survival. The provisions of this Section 9 shall survive Closing and delivery of the Deed.

10.	Seller’s Representations.

he Sellers hereby represent to Buyer, as of the date hereof and as of Closing, as follows:

10.1              Organization. the Partnership is a Maryland limited liability limited partnership duly organized and validly existing under the laws of the State of Maryland and has all requisite power and authority to carry on its business as now conducted.

10.2              Partnership Interests. The partnership interests of the Partnership set forth in the Partnership Agreement constitute 100% of such partnership interests and the Partnership Interests hereby sold of each Seller is held and owned by such Seller free and clear of any and all liens and encumbrances, that each Seller has full power and authority to sell such Seller’s respective Partnership Interest upon the terms provided in this Agreement, and there are no outstanding option rights or other arrangements with respect to such Seller’s Partnership Interest except as set forth in the Partnership Agreement. By execution of this Agreement, each Seller hereby waives any option rights or other arrangements such Seller may have, either under the Partnership Agreement or otherwise, to purchase or acquire the Partnership Interest of any other Seller.

10.3              Partnership Agreement. That the copy of the Partnership Agreement attached hereto as Exhibit “5.1(k)” is a true, correct and complete copy of the Partnership Agreement and any amendments thereto.

10.4              Certificate of Limited Partnership. That the copy of the Certificate of Limited Partnership attached hereto as Exhibit “5.1(l)” is a true, correct and complete copy of the Certificate of Limited Partnership filed with the Maryland Department of Assessments and Taxation and any amendments thereto.

10.5	Ownership. the Partnership is the sole owner of the Property.

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10.6              No Condemnation. To Seller’s actual knowledge, there are no existing or pending condemnation proceedings or deeds in lieu of condemnation affecting the Premises.

10.7              Leases. There are no leases, subleases or other rental agreements or occupancy agreements (written or verbal) entered into by the Partnership which grant any possessory interest in and to any space situated on or in the Real Property or that otherwise give rights with regard to use of the Real Property other than the Leases or as set forth in the Existing Agreements. The Rent Roll is true, accurate and complete in all material respects as of the date thereof. Except as otherwise specifically set forth in the Rent Roll or elsewhere in this Agreement:

(a)              the Leases are in full force and effect and none of them has been modified, amended or extended except in the ordinary course of business with respect to term or rent;

(b)              no leasing or brokerage commission shall be due for any period subsequent to the Closing Date other than for tenants who have executed a lease prior to the Closing Date but do not move in until after the Closing Date, which commissions shall be paid by Buyer;

(c)              no tenant is entitled to rental concessions or abatements for any period subsequent to the Closing Date except as indicated on Exhibit “5.1(a)” attached hereto;

(d)              Seller has neither sent written notice to any tenant of the Real Property, nor received any notice from any such tenant, claiming that such tenant, or Seller, as the case may be, is in default, which default remains uncured other than as shown on the Rent Roll;

(e)              no action or proceeding instituted against Seller or the Partnership by any tenant of any unit in the Real Property is presently pending;

(f)               there are no security deposits or other deposits other than those set forth in the Rent Roll;

(g)              no rent has been paid more than thirty (30) days in advance under any lease of any unit in the Real Property other than as shown on the Rent Roll; and

(h)              no uncompleted work with respect to any part of the Real Property demised under any of the Leases to be performed by Seller will remain incomplete after the Closing Date, except as to (i) routine maintenance and repair requests submitted by tenants or unit turnovers between tenants, and (ii) capital improvements provided for in the Partnership’s 2005 budget.

10.8              No Rent Subsidies. Except as set forth on Exhibit “10.8” attached hereto, the apartment units in the Real Property are not subject to, nor do said apartment units receive the benefit of, any rent subsidies or rental assistance programs, and no apartment unit in the Real Property is subject to any rent control law, ordinance or regulation.

10.9              Debt of the Partnership. Except for debts and liabilities incurred by the Partnership in the ordinary course of business as of the date of the Closing, all of which shall be paid by Sellers or the Partnership at or prior to Closing, the Partnership has no material liability or obligation of any nature which in any way affects or is related to the Property whether now due or to become due, absolute, contingent or otherwise, including liabilities for taxes due on or prior to the date of this Agreement (or any interest or penalties thereto).

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10.10            Tax Returns. That all tax returns, state, local and federal, required to be filed by the Partnership as of the date of this Agreement, have been duly filed and all taxes computed to be heretofore due thereon have been paid and that neither the Partnership nor the Sellers have knowledge of any pending investigations or audits by the Internal Revenue Service or other local, state or federal governmental agency, involving or affecting the Partnership. Further, the Sellers shall cause to be prepared and filed within the time or times required by applicable law or regulation, all federal, state and local tax returns which are required to be filed for all periods up to the day prior to Closing.

10.11           Existing Agreements. Exhibit “5.1(c)” attached hereto lists all contracts affecting the construction, use, ownership, maintenance and/or operation of the Property and the information set forth therein is accurate and complete, and except as set forth therein, each of such contracts is cancelable upon thirty (30) days’ written notice. To the best of Seller’s knowledge, there are no contracts other than the Existing Agreements affecting the Property.

10.12            Municipal Assessment/Notices. To Seller’s actual knowledge, (A) there are no outstanding unpaid municipal assessment notices against the Partnership Interests or the Premises, (B) all municipal improvements that were completed between the date of Seller’s acquisition of title to the Premises and the date hereof and with respect to which the Premises can be assessed have been paid in full and (C) it has not received any written notice from any public authority concerning the existence of any presently uncorrected material violation of any ordinance, public regulation or statute of any municipal, state or federal government or agency with respect to the Partnership Interests or the Premises.

10.13            No Violation Notice. Neither Seller nor the Partnership has received from any governmental authority written notice of any violation of any building, fire or health code or any other statute applicable to the Premises nor any unpaid assessment or pending or threatened assessment which has not been cured prior to the date of this Agreement.

10.14            No Violations. To Seller's actual knowledge, the Partnership has not violated in any material respect any federal, state, county and municipal fire, health, safety, building, pollution, environmental, deed restriction or other laws, rules, regulations or codes in respect of the Property or any part thereof, which has not been corrected in accordance with all applicable law.

10.15            Environmental Matters. Seller has no actual knowledge that the Property is not in compliance with any federal, state, local or administrative agency ordinance, law, rule, regulation, order or requirement relating to Hazardous Materials. “Hazardous Materials” shall mean materials, wastes or substances that are (A) included within the definition of any one or more of the terms “hazardous substances,’ “hazardous materials”, “toxic substances” “toxic pollutants”, and “hazardous waste” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. 9601, et seq.), the Resource Conservation and Recovery Act of 1978 (42 U.S.C. 6901, et seq.), the Clean Water Act (33 U.S.C. 1251, et seq.), the Safe Drinking Water Act (14 U.S.C 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. 1801, et seq.), and the regulations promulgated pursuant to such law; environmental laws or regulations; (C) petroleum; (D) asbestos or asbestos-containing materials; (E) polychlorinated biphenyls; (F) flammable explosive; or (G) radioactive materials.

10.16            Reports: Physical Condition. The reports referred to in Exhibit “10.16” attached hereto are all of the physical and structural reports in Seller’s possession’ or control relating to the Property. Seller has no actual knowledge of any material physical defect in the Property.

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10.17           Covenants, Etc. Neither Seller nor the Partnership has received notice of any default or breach by Seller under any of the covenants, conditions, restrictions, rights of way or easements affecting the Partnership Interests or the Property or any portion thereof.

10.18            Tax Certiorari Proceedings. Neither Seller nor the Partnership has commenced any, and there are no, pending tax appeal proceedings with respect to the Premises, except with respect to the tax years 2005/2006, 2006/2007 and 2007/2008 (the “Tax Appeal”). A copy of the appeal filed by the Partnership for the 2005/2006, 2006/2007 and 2007/2008 tax years is attached hereto as Exhibit “10.18”. After expiration of the Inspection Period, Buyer shall have the right, whether as contract vendee or as owner, after reasonable consultation with Seller, to prosecute the Tax Appeal or to accept or reject any assessment reduction offered to the Partnership.

10.19            Employees. On the Closing Date there will be no contracts for the management of the Property, or any contracts, collective bargaining agreements or commitments of any kind with any employees of the Seller or the Partnership or with any labor organization which will be binding on or create any obligations upon the Property, the Partnership or upon Buyer.

10.20            Financial Status. Neither Seller nor the Partnership has (a) made a general assignment for the benefit of its creditors; (b) had an attachment, execution or other judicial seizure of any property interest which remains in effect; or (c) become generally unable to meet its financial obligations as they mature; and neither Seller (with respect to the Partnership only) nor the Partnership has admitted in writing its inability to pay its debts as they mature.

10.21            No Actions. Except as set forth on Exhibit “10.21” attached hereto, there are no pending, or to Seller's actual knowledge, threatened, legal actions or proceedings against the Seller or the Partnership, affecting or relating to the Partnership Interests or the Property.

10.22            No Bankruptcy. There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of Seller or the Partnership, or the debts of Seller or the Partnership, under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or other similar official for Seller, the Partnership or the Real Property.

10.23            Financial Statements. Attached as Exhibit “10.23” hereto are the balance sheet of the Partnership as of December 31, 2003 (the "2003 Balance Sheet"), and the related statements of income, partners' equity and cash flows of the Partnership for the year then ended (together with the 2003 Balance Sheet, the "Financial Statements"). The Financial Statements are true and correct in all material respects, and have been prepared in accordance with generally accepted accounting principles consistently applied. The 2003 Balance Sheet fairly and accurately presents the financial condition of the Partnership as of the date thereof, and the statements of income, partners' equity and cash flows contained therein fairly and accurately present the results of operations of the Partnership for the periods covered thereby. Seller shall deliver to Buyer as soon as possible after Seller’s preparation or receipt thereof, the balance sheet of the Partnership as of December 31, 2004, and the related statements of income, partners’ equity and cash flows of the Partnership for the year then ended.

10.24            Non-Contravention. The execution and delivery of this Agreement and any document, agreement or instrument to be executed and delivered by Seller in connection herewith, and the consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of the governing or constituent documents of Seller or the Partnership, or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any encumbrance upon any property of either Seller or the Partnership pursuant

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to (i) any agreement or instrument to which such Seller or the Partnership is a party or by which any of its respective properties is bound, or (ii) to Seller’s actual knowledge, any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority.

10.25            Ability to Perform. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement, Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Except as set forth on Exhibit “10.25” attached hereto, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with (except tax returns in the ordinary course upon sale of the Partnership Interests), or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement by Seller or the taking by Seller of any action contemplated by this Agreement.

The representations and warranties of Seller set forth in this Section 10 above shall be true, accurate and correct in all material respects upon the date of this Agreement, shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date) and shall survive for a period of twelve (12) months after the Closing Date.

11.	Buyer Representations.

Buyer hereby represents to Seller, as of the date hereof and as of the date of Closing, as follows:

11.1              Organization. Buyer is a corporation duly organized and validly existing under the laws of the State of Maryland and has all requisite power and authority to carry on its business as now conducted.

11.2              Authorization. Buyer has the requisite power authority to enter into and perform this Agreement and the transactions contemplated hereby and Buyer has duly authorized the execution of this Agreement and obtained all necessary consents (whether from a governmental authority or other third party) in order to consummate the transactions contemplated hereby.

11.3              No Violation or Conflict. The execution, delivery and performance of the Agreement will not violate any of buyer’s organizational or governing documents or any contract, agreement, commitment, order, judgment or decree which Buyer is a party to or by which Buyer is bound.

12.	Conditions Precedent to Closing.

12.1              Buyer shall not be obligated to close under this Agreement unless each of the following conditions shall be satisfied or waived by Buyer on or prior to the Closing Date:

12.1.1           Title Policy. The Title Company shall be prepared to issue, at the Closing, a standard form Owner’s Title Policy in the amount of the Purchase Price in accordance with the Title Commitment subject only to the Permitted Encumbrances and otherwise as described in and in accordance with Section 4.1 of this Agreement (the “Title Policy”);

12.1.2           Accuracy of Representations. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date;

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12.1.3 Seller’s Performance. On or before the respective dates provided for herein, Seller shall have, in a timely fashion, substantially performed each and every covenant, undertaking and agreement to be performed by Seller pursuant to this Agreement;

12.1.4 No Actions. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Seller or that seeks to restrain or prohibit, or obtain damages on a discovery order, that would materially and adversely affect the operation or value of the Property or Seller’s ability to perform its obligations under this Agreement.

12.1.5 No Violations. There shall not be outstanding notice of any violation or alleged violation of any law, rule, regulation or code, including building code, with respect to the Property, which has not been corrected to the satisfaction of the issuer of the notice. Notwithstanding the foregoing sentence, if (i) any outstanding violation exists on or prior to the Closing Date, and (ii) Seller shall elect to correct such outstanding violation, if necessary, the Closing Date may be extended by Seller for up to twenty (20) days to allow Seller to attempt to cure such violation, to the reasonable satisfaction of Buyer.

12.1.6 Condition of Property. The Property shall be in substantially the same condition as on the date of this Agreement, damage by casualty and reasonable wear and tear excepted.

12.2              Seller shall not be obligated to close under this Agreement unless each of the following conditions shall be satisfied or waived by Seller prior to the Closing Date:

12.2.1           Accuracy of Representations. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date; and

12.2.2	No Default. Buyer shall not be in default hereunder.

12.2.3           Payment of Purchase Price. The Purchase Price shall have been paid to Seller in full.

13.	Deliveries at Closing.

13.1              Seller’s Deliveries. On the Closing Date, Seller shall deliver to Buyer or, at Buyer’s direction, to the Title Company, the following:

13.1.1           Assignment of Partnership Interests. An Assignment of Partnership Interests in the form of Exhibit “13.1.1” attached hereto assigning the Partnership Interests.

13.1.2           Leases. A list of Leases and Rent Roll with respect to the Premises in substantially the form of Exhibit “5.1(a)” hereto, updated to the day before Closing.

13.1.3           Keys. To the extent in Seller’s possession or the possession of Seller’s property manager all keys, codes and other security devices for each parcel of the Property.

13.1.4           Books and Records. Copies (to the extent in Seller’s possession or the possession of Seller’s property manager) of all books and records reasonably required for the orderly transition of operation of the Premises. Buyer agrees to allow, from time to time, Seller access to books and records relating to Sellers’ period of ownership for purposes of preparing tax returns and financial reports.

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13.1.5           Permits; Warranties. To the extent in the possession of Seller or the Partnership, all original warranties and guaranties and original copies of all certificates of occupancy, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental authorities having jurisdiction (to be delivered at the Real Property), except that photocopies may be substituted if the originals are posted at the Real Property or are otherwise not available.

13.1.6           Title Affidavits. Such affidavits as the Title Company may reasonably require in order to omit from its title insurance policy all exceptions for (i) parties in possession other than under the rights to possession granted under the Leases, (ii) mechanics’ liens, and (iii) in the event Buyer elects to purchase a non-imputation endorsement or a "Fairways" endorsement, any affidavits reasonably required by the title company to issue such endorsements, and a Gap Indemnity.

13.1.7           Non-Foreign Affidavit. Such evidence as may be reasonably required by Buyer and its counsel to show compliance by Seller with the Foreign Investment and Real Property Tax Act, IRC Section 1445(b)(2), as amended.

13.1.8           Seller's Representation Certificate. A certificate certifying that all representations and warranties of Seller in this Agreement qualified by materiality remain true and correct as of the Closing Date as if made as of such date, and all such representations not so qualified by materiality remain true and correct in all material respects as of the Closing Date as if made as of such date, in form reasonably satisfactory to Buyer and its counsel.

13.1.9           Closing Statement. A closing statement (the "Closing Statement"), mutually acceptable to Buyer and Seller, prepared in accordance with the terms of this Agreement.

13.1.10 Authority. With respect to each of Seller and the Partnership, to the extent applicable, (i) a certificate of legal existence from the respective state of its formation, (ii) a true and complete copy of its certificate of formation or other organization, with all amendments thereto, certified by its respective state of formation, (iii) a true and complete copy of its limited partnership agreement or other charter or constituent documents, certified by a duly authorized officer of Seller, (iv) a true and complete copy of the resolutions of its governing body authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by a duly authorized officer of Seller, and (v) a certificate from a duly authorized officer of Seller as to the incumbency and signatures of Seller's officers who will execute and deliver this Agreement and any other agreements and instruments to be executed and delivered at the Closing.

13.1.11        Original Documents. The originals (to the extent in Seller’s possession or the possession of Seller’s property manager) or, if unavailable, copies certified, to Seller’s knowledge, to be true, correct and complete in all material respects, of all Existing Leases and the Existing Agreements and (to the extent in Seller’s possession or the possession of Seller’s property manager) copies of as-built plans and specifications for the improvements at the Premises, permits, licenses and other agreements and approvals relating to the maintenance and operation of the Property.

13.1.12        Other Documents. Any other documents (a) which Seller is obligated to deliver to Buyer pursuant to this Agreement, (b) that may be requested by the Title Company in order to issue the Title Policy, including, without limitation, the customary gap indemnity required by the Title Company to issue the Title Policy as of Closing and (c) that are necessary in order to effectuate the transfer of the Partnership Interests and to ensure Buyers interest in the Premises as contemplated by this Agreement (x) in accordance with the terms of this Agreement or (y) pursuant to any applicable law, rule or regulation and any other documents reasonably required by the Title Company.

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13.2              Buyer’s Deliveries. On the Closing Date, Buyer will deliver to Seller or, at Seller’s direction, to the Title Company, the following:

13.2.1           Closing Statement. A Closing Statement, mutually acceptable to Buyer and Seller, prepared in accordance with the terms of this Agreement.

13.2.2           Authority Documents. An authorizing resolution and an incumbency certificate, and such other documents as may be reasonably necessary to evidence the authority and capacity of Buyer and the authority of the signatory for Buyer.

13.2.3           Purchase Price. The Purchase Price adjusted in accordance with Section 6 hereof payable in immediately available funds at Closing and an unconditional written authorization to the Escrowee to release the Deposit to, or as directed by, Seller.

13.2.4           Other Documents. Any other documents (a) which Buyer is obligated to deliver to Seller pursuant to this Agreement, (b) that may be requested by the Title Company in order to issue the Title Policy and (c) that are necessary in order to effectuate the transfer of the Premises as contemplated by this Agreement (x) in accordance with the terms of this Agreement or (y) pursuant to any applicable law, rule or regulation.

14.	Default.

14.1              Buyer’s Default. In the event Buyer shall fail to perform its obligations hereunder due to its default under this Agreement, Seller shall have as its sole and exclusive remedy the right to terminate this Agreement and to draw upon and retain the entire Deposit as full and liquidated damages and not as a penalty; it being mutually agreed by Seller and Buyer that the sum total of the amount of the Deposit which Seller is entitled to retain under this Section represents a fair and reasonable measure of the damages suffered by Seller for entering into the Agreement, incurring costs associated with this transaction, it being further agreed that the exact amount of such damages are incapable of ascertainment and mathematical precision and that the parties hereto are attempting and intending by this provision to establish what is fair and reasonable under the circumstances.

14.2              Seller’s Default. In the event that Seller shall fail to perform its obligations hereunder due to its default under this Agreement and all conditions to Buyer’s performance have been satisfied or waived by Buyer on the Closing Date Buyer shall have (a) any and all rights and remedies against Seller at law and equity, including, without limitation, the right to seek specific performance of the terms of this Agreement, and (b) the right to terminate this Agreement and receive a return of the Deposit, plus any accrued interest thereon and all actual damages and out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement. In no event will Seller be required to spend monies not otherwise required by Seller to be spent with respect to the performance of Seller’s obligations under this Agreement.

15.	Notices; Computation of Periods.

15.1              Notices. All notices given by either party to the other shall be in writing and shall be sent either (i) by United States Postal Service registered or certified mail, postage prepaid, return receipt requested, or (ii) by prepaid nationally recognized overnight courier service for next business day delivery, addressed to the other party at the following addresses listed below or (iii) via telecopier or facsimile transmission to the facsimile numbers listed below; provided, however, that if such communication is given via telecopier or facsimile transmission, an original counterpart of such communication shall concurrently be sent in the manner specified in subparagraph (ii) above for

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subsequent delivery on the next business day. Addresses and facsimile numbers of the parties are as follows:

As to Buyer:

Berkshire Income Realty, Inc.

1 Beacon Street

Suite 1500

Boston, Massachusetts 02108

Attention: Stephen J. Zaleski

Fax: (617) 556-1472

With a copy at the same time to:

Bingham McCutchen LLP

150 Federal Street

Boston, MA 02110

Attention: Richard A. Toelke, Esq.

Fax: (617) 951-8736

As to Seller:

c/o Property Capital Group

Suite 203

106 Old Court Road

Attention: Mr. Pacy Oletsky

Fax: (410) 602-0549

with a copy at the same time to:

Adelberg, Rudow, Dorf & Hendler

Suite 600

Mercantile Bank & Trust Building

2 Hopkins Plaza

Baltimore, Maryland 21201

Attention: S. Leonard Rottman, Esq.

Fax: (410) 539-5834

or to such other address as the respective parties may hereafter designate by notice in writing in the manner specified above. Any notice may be given on behalf of any party by its counsel. Notices given in the manner aforesaid shall be deemed sufficiently served or given for all purposes under this Agreement upon the earliest of (i) actual receipt (including receipt of a facsimile copy as evidenced by confirmation from the sending party, but only if an original of such facsimile is properly sent by overnight courier as provided above) or refusal by the addressee, (ii) one business day after delivered to the overnight courier service, as the case may be.

15.2              Computation of Periods. If the final day of any period of time in any provision of this Agreement falls upon a Saturday, Sunday or a holiday observed by federally insured banks in the State in which the Premises is located or by the United States Postal Service (any of the foregoing, a “Holiday”), then, the time of such period shall be extended to the next day which is not a Saturday, Sunday or Holiday. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be

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included and the last day of the period is so computed is to be included, unless such last day is a Saturday, Sunday or Holiday in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or Holiday.

16.	Fire or Other Casualty.

16.1              Casualty Insurance. Seller agrees to maintain in effect until the Closing Date the fire and extended coverage insurance policies now in effect on the Premises which is in accordance with the coverages set forth on Exhibit “16.1” attached hereto.

16.2              Casualty Damage. If any portion of the Premises shall be damaged or destroyed by fire or other casualty between the date of this Agreement and the Closing Date, Seller shall give written notice thereof to Buyer. Subject to the right to terminate this Agreement in accordance with subparagraph (c) below, the obligation of Buyer to complete Closing under this Agreement shall in no way be voided or impaired by reason thereof, and Buyer shall be required to accept the Premises and the Personal Property in their then damaged condition without abatement of the Purchase Price or any claim against Seller. In such case, the proceeds of all fire and extended coverage insurance policies attributable to such damage or destruction at the Premises or the Personal Property received by Seller prior to the Closing Date and not used by Seller for the protection or repairs to the Premises and the Personal Property (and Buyer hereby authorizes Seller to use the proceeds for such purposes) shall be disbursed by Seller to Buyer at Closing together with the amount of any deductible applicable to the event in question under such policies; and all unpaid claims under such insurance policies attributable to such damage or destruction at the Premises and Personal Property shall be assigned by Seller to Buyer on the date of Closing. There shall be no reduction in the Purchase Price by reason of any such unpaid claim.

16.3              Right of Termination. Notwithstanding any of the preceding provisions of this Section 16, if substantial damage shall occur to the buildings on the Premises by fire or other insured casualty prior to the Closing Date, Buyer shall have the right to terminate this Agreement by written notice to the Seller. If Buyer desires to terminate this Agreement pursuant to this subparagraph (c) Buyer must give a written notice of termination to Seller within ten (10) business days after Seller’s notice to Buyer of the occurrence of the casualty which notice shall be accompanied by an estimate of the expected restoration costs. Upon such termination of this Agreement, neither party shall have any further rights or obligations hereunder (except the indemnity obligations of Buyer to Seller set forth in this Agreement which shall survive the termination of this Agreement and except for any default by Buyer which may have occurred prior thereto). Substantial damage shall mean such damage that would cost, in the judgment of an independent third-party real estate professional retained by Seller, at least $250,000 to repair. If Buyer does not timely give notice of a termination, Buyer’s obligations hereunder shall remain in effect notwithstanding such casualty and Buyer shall remain obligated to consummate the purchase in accordance with the terms of this Agreement, including, without limitation, subparagraph 16.2 above.

17.	Condemnation.

17.1              Immaterial Taking. If any part of the Premises shall be taken by exercise of the power of eminent domain after the date of this Agreement that does not reduce the number of units or the parking area or adversely affect access to the Premises or any common areas of the Premises, this Agreement shall continue in full force and effect and there shall be no abatement of the Purchase Price. Seller shall be relieved, however, of its duty to convey title to the portion of the parcel so taken, but Seller shall, on the Closing Date, assign to Buyer all rights and claims to any awards arising therefrom as well as any money theretofore received by Seller on account thereof, net of any reasonable expenses actually incurred by Seller, including reasonable attorney’s fees of collecting the same. Seller shall promptly furnish Buyer with a copy of the declaration of taking property after Seller’s receipt thereof.

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17.2              Material Taking. If any taking of a portion of the Premises reduces the number of units or the parking area or adversely affect access to the Premises or any common areas of the Premises, Buyer may terminate this Agreement, by written notice to Seller within five (5) business days of Seller’s notice to Buyer of such a taking. Upon the giving of such termination notice, the Deposit shall be returned to Buyer and this Agreement shall become null and void, except for the indemnity obligations of Buyer to Seller set forth in this Agreement which will survive termination of this Agreement and any other terms of this Agreement which survive such termination. If Buyer does not timely give notice of termination, Buyer’s obligations hereunder shall remain in effect notwithstanding such condemnation and Buyer shall remain obligated to consummate the purchase in accordance with the terms of this Agreement. Seller shall be relieved, however, of its duty to convey title to the portion of the parcel so taken, but Seller shall, on the Closing Date, assign to Buyer all rights and claims to any awards arising therefrom as well as any money theretofore received by Seller on account thereof, net of any reasonable expenses actually incurred by Seller, including reasonable attorney’s fees of collecting the same. Seller shall promptly furnish Buyer with a copy of the declaration of taking property after Seller’s receipt thereof.

18.	Assignability.

18.1              Assignments Prohibited. Buyer may not assign or suffer an assignment of this Agreement and/or its rights under this Agreement, without the prior written consent of Seller, which consent Seller may deny in its sole and absolute discretion. Any assignment made without such prior written consent shall be deemed voidable and breach of this Agreement entitling Seller to terminate this Agreement. Notwithstanding the foregoing, Seller’s consent shall not be required in respect of an assignment of the Buyer’s interest under this Agreement, in its entirety only, to a subsidiary or an affiliated entity (a subsidiary or an affiliated entity being an entity in which Buyer or its principals owns a controlling interest). No such assignment shall be effective, however, unless and until Buyer shall have furnished to Seller both a fully executed copy of the assignment and a fully executed assumption agreement, in form satisfactory to Seller, by the assignee to assume, perform and be responsible, jointly and severally with the Buyer named herein, for the performance of all of the obligations of Buyer under this Agreement and to pay all additional transfer or documentary taxes imposed as a result of such assignment, and which contains a representation by the assignee that all of the representations and warranties made by Buyer in this Agreement are true and correct with respect to the assignee as of the date of the assumption agreement. In no event shall Buyer be relieved of any liability hereunder by reason of an assignment of its rights hereunder and the express terms of any assignment by Buyer shall reaffirm Buyer’s obligations hereunder.

18.2              Successors and Assigns. Subject to the foregoing limitations, this Agreement shall extend to, and shall bind, the respective heirs, executors, personal representatives, successors and assigns of Seller and Buyer.

19.	Inspections/Inspection Period.

19.1              Right to Inspect. Buyer, and Buyer’s agents and representatives, shall have the right, from time to time, prior to the Closing Date or earlier termination of this Agreement, during normal business hours, to enter upon the Premises for the purpose of conducting visual inspections of the Premises, testing of machinery and equipment, taking of measurements, making of surveys and generally for the reasonable ascertainment of matters relating to the Premises; provided, however, that Buyer shall (i) give Seller twenty-four (24) hour prior telephonic notice of the time and place of such entry, in order to permit a representative of Seller to accompany Buyer; (ii) use commercially reasonable efforts not to interfere with the operations of the Premises or any tenant thereof; (iii) restore any damage to the Premises or any adjacent property caused by such actions; (iv) indemnify, defend and save Seller and, as

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the case may be, its partners, trustees, shareholders, directors, members, officers, employees and agents harmless of and from any and all claims and/or liabilities which Seller and its partners, trustees, shareholders, directors, members, officers, employees and agents may suffer or be subject by reason of or in any manner relating to such entry and such activities, including, without limitation, any claims by tenants and/or invitees of the Premises, provided, however, that the foregoing indemnity shall not be applicable to conditions merely discovered by Buyer, but not originally caused by Buyer, except to the extent that such condition was exacerbated by Buyer or Buyer’s authorized representatives, nor shall such indemnity extend to liabilities, costs, expenses, damages or injuries caused by or arising out of the acts or omissions of Seller or its agents; (v) not enter into any tenant’s leased premises or communicate with any tenant unless Seller gives Buyer written consent to do so (which consent shall not be unreasonably withheld by Seller) and Buyer is accompanied by Seller or Seller’s agent in each instance; and (vi) prior to entry onto the Premises, furnish Seller with a certificate of general liability and property damage insurance maintained by Buyer with single occurrence coverage of at least $1,000,000 and naming Seller, the Partnership and its property manager as additional insureds. All inspection rights under this subparagraph (a) shall be subject to the rights of tenants under the Existing Leases. To facilitate Buyer’s evaluation, Seller shall give Buyer, and its counsel, accountants, and representatives reasonable access to the books, records, documents and information (other than internal memoranda, appraisals, environmental and engineering reports, and documents and/or information covered by the attorney-client privilege) in the possession of Seller or Seller’s property manager with respect to ownership, construction and operation of the Premises.

19.2              No Liens Permitted. Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Seller, express or implied by inference or otherwise, to any party for the performance of any labor or the furnishing of any materials to the Premises or any part thereof, nor as giving Buyer any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any liens against the Premises or any part thereof. Buyer agrees to promptly cause the removal of, and indemnify, defend and hold Seller harmless with respect to, any mechanic’s or similar lien filed against the Premises or any part thereof by any party performing any labor or services at the Premises or supplying any materials to the Premises at Buyer’s request.

19.3              Buyer’s Right of Termination. If Buyer determines that it is not satisfied with the Premises and all matters relating thereto as a result of Buyer’s inspection, Buyer shall have the right to terminate this Agreement, for any reason or no reason whatsoever, in Buyer’s sole discretion, by giving Seller written notice (“Termination Notice”) at any time prior to 5:00 p.m. Eastern Standard Time on April 12, 2005 (the “Outside Termination Date”). The period from the date hereof to 5:00 p.m. Eastern Standard Time on the Outside Termination Date is hereinafter referred to as the “Inspection Period”. Upon giving the Termination Notice, this Agreement shall immediately terminate (except for the indemnity obligations of Buyer to Seller under this Agreement which shall survive termination of this Agreement and any other terms of this Agreement which survive such termination) and the Deposit shall be returned to Buyer, as Buyer’s sole and exclusive remedy. In such event, Buyer shall promptly restore the Premises with respect to any damages done by Buyer or its representatives during the Inspection Period. Buyer’s failure to deliver the Termination Notice prior to the expiration of the Inspection Period shall be deemed a waiver of Buyer’s right to terminate this Agreement under this Section 19 and shall constitute Buyer’s unconditional obligation to deposit the Second Deposit with Escrowee in accordance with Section 2.1 hereof and, in such event, failure to timely make the Second Deposit shall constitute a default by Buyer hereunder.

19.4              Survival. The provisions of this Section 19 shall survive termination of this Agreement and/or the Closing.

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20.	Brokers.

Seller and Buyer each represents and warrants to the other that it has dealt with no broker or other intermediary in connection with this transaction other than Commercial Real Estate Investments, LLC (collectively, the “Disclosed Broker”). If any broker or other intermediary other than the Disclosed Broker claims to be entitled to a fee or commission by reason of having dealt with Seller or Buyer in connection with this transaction, or having introduced the Premises to Buyer for sale, or having been the inducing cause to the sale, the party with whom such broker claims to have dealt shall indemnify, defend and save harmless the other party of and from any claim for commission or compensation by such broker or other intermediary. Seller agrees to pay Broker, pursuant to a separate agreement between Seller and Disclosed Broker, any commission payable to Disclosed Broker in connection herewith if, as and when the Closing occurs, and shall indemnify, defend and hold Buyer harmless with respect thereto. This Section 20 shall survive the termination of this Agreement and/or the Closing.

21.	CONDITION OF PREMISES.

21.1              NO WARRANTIES. THE ENTIRE AGREEMENT BETWEEN THE SELLER AND BUYER WITH RESPECT TO THE PROPERTY AND THE SALE THEREOF IS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DEPOSIT ESCROW AGREEMENT. THE PARTIES ARE NOT BOUND BY ANY AGREEMENTS, UNDERSTANDINGS, PROVISIONS, CONDITIONS, REPRESENTATIONS OR WARRANTIES (WHETHER WRITTEN OR ORAL AND WHETHER MADE BY SELLER OR ANY AGENT, EMPLOYEE, MEMBER, OFFICER OR PRINCIPAL OF SELLER OR ANY OTHER PARTY) OTHER THAN AS ARE EXPRESSLY SET FORTH AND STIPULATED IN THIS AGREEMENT. WITHOUT IN ANY MANNER LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES THAT IT AND ITS REPRESENTATIVES HAVE FULLY INSPECTED THE PROPERTY, THE EXISTING LEASES AND EXISTING AGREEMENTS, OR WILL BE PROVIDED WITH AN ADEQUATE OPPORTUNITY TO DO SO, ARE OR WILL BE FULLY FAMILIAR WITH THE FINANCIAL AND PHYSICAL (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL) CONDITION THEREOF, AND THAT THE PROPERTY, THE EXISTING LEASES AND EXISTING AGREEMENTS HAVE BEEN PURCHASED BY BUYER IN AN “AS IS” AND “WHERE IS” CONDITION AND WITH ALL EXISTING DEFECTS (PATENT AND LATENT) AS A RESULT OF SUCH INSPECTIONS AND INVESTIGATIONS AND NOT IN RELIANCE ON ANY AGREEMENT, UNDERSTANDING, CONDITION, WARRANTY (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR REPRESENTATION MADE BY SELLER OR ANY AGENT, EMPLOYEE, MEMBER, OFFICER OR PRINCIPAL OF SELLER OR ANY OTHER PARTY (EXCEPT AS OTHERWISE EXPRESSLY ELSEWHERE PROVIDED IN THIS AGREEMENT) AS TO THE FINANCIAL OR PHYSICAL (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL) CONDITION OF THE PROPERTY OR THE AREAS SURROUNDING THE PREMISES, OR AS TO ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, AS TO ANY PERMITTED USE THEREOF, THE ZONING CLASSIFICATION THEREOF OR COMPLIANCE THEREOF WITH FEDERAL, STATE OR LOCAL LAWS, AS TO THE INCOME OR EXPENSE IN CONNECTION THEREWITH, OR AS TO ANY OTHER MATTER IN CONNECTION THEREWITH. BUYER ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY ELSEWHERE PROVIDED IN THIS AGREEMENT, NEITHER SELLER, NOR ANY AGENT, MEMBER, OFFICER, EMPLOYEE OR PRINCIPAL OF SELLER NOR ANY OTHER PARTY ACTING ON BEHALF OF SELLER HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY SUCH AGREEMENT, CONDITION, REPRESENTATION OR WARRANTY EITHER EXPRESSED OR IMPLIED. THIS SECTION SHALL SURVIVE CLOSING, AND SHALL BE DEEMED INCORPORATED BY REFERENCE AND

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MADE A PART OF ALL DOCUMENTS DELIVERED BY SELLER TO BUYER IN CONNECTION WITH THE SALE OF THE PROPERTY.

21.2              CHANGE OF CONDITIONS. SUBJECT TO SELLER’S OBLIGATIONS UNDER SUBSECTION 20.3 BELOW, BUYER SHALL CLOSE HEREUNDER AND ACCEPT THE PREMISES AND THE PERSONAL PROPERTY AT THE TIME OF CLOSING IN THE SAME CONDITION AS THE SAME ARE AS OF THE DATE OF THIS AGREEMENT, AS SUCH CONDITION SHALL HAVE CHANGED BY REASON OF ORDINARY WEAR AND TEAR AND NATURAL DETERIORATION AND, SUBJECT TO SECTIONS 16 AND 17 HEREOF, CONDEMNATION OR DAMAGE BY FIRE OR OTHER CASUALTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER SPECIFICALLY ACKNOWLEDGES THAT THE FACT THAT ANY PORTION OF THE PREMISES OR THE PERSONAL PROPERTY OR ANY EQUIPMENT OR MACHINERY THEREIN OR ANY PART THEREOF MAY NOT BE IN WORKING ORDER OR CONDITION AT THE CLOSING DATE BY REASON OF ORDINARY WEAR AND TEAR AND NATURAL DETERIORATION OR DAMAGE BY FIRE OR OTHER CASUALTY, OR BY REASON OF ITS PRESENT CONDITION, SHALL NOT RELIEVE BUYER OF ITS OBLIGATION TO COMPLETE CLOSING UNDER THIS AGREEMENT AND PAY THE FULL PURCHASE PRICE. EXCEPT AS PROVIDED IN SUBSECTION (c) BELOW, SELLER HAS NO OBLIGATION TO MAKE ANY REPAIRS OR REPLACEMENTS REQUIRED BY REASON OF ORDINARY WEAR AND TEAR AND NATURAL DETERIORATION OR CONDEMNATION OR FIRE OR OTHER CASUALTY, BUT MAY, AT ITS OPTION AND ITS COST (INCLUDING THE USE OF INSURANCE PROCEEDS AS HEREIN PROVIDED), MAKE ANY SUCH REPAIRS AND REPLACEMENTS PRIOR TO THE CLOSING DATE.

21.3              Seller’s Indemnity. Notwithstanding anything to the contrary contained in this Agreement, Seller shall indemnify, defend and hold Buyer harmless from any liability, claim, demand, loss, expense or damage (collectively, “Loss”) that is suffered or incurred by Buyer or the Partnership, or any of their agents, employees, officers, directors, members, partners or contractors which both (a) arises out of a third party claim (whether or not the subject of a legal action) or an obligation in favor of a third party, and (b) arises out of any act or omission, occurring prior to the Closing Date, of Seller, or the Partnership, or any of their respective agents, employees, officers, directors, members, partners or contractors (in each case to the extent relating to the Premises or the Partnership) or otherwise arising out of the ownership of operation of the Premises prior to the Closing Date, provided that the foregoing indemnity shall not apply with respect to which Buyer has actual knowledge of the basis thereof as of the Closing Date.

21.4              Seller’s Liability. Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of Seller and the maximum aggregate amount which may be awarded to and collected by Buyer (and/or those claiming by, through and under Buyer) for any breaches of the representations and warranties of Seller or other indemnification obligations of Seller contained in this Agreement shall in no event exceed $2,000,000.00.

21.5              Insurance. In the event that Seller's insurance policy is written on a so-called "occurrence basis", Seller may cancel such insurance policy effective as of the Closing Date. In the event that the cancellation of such policy results in the issuance of a refund, the refund check (or other form of disbursement) shall be paid to Seller subject to post-closing reconciliation under Section 7.1.8.

21.6              Survival. The provisions of this Section 21 shall survive Closing and delivery of the Deed.

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22.	Survival of Provisions.

22.1              Acceptance by Buyer of the Assignment of Partnership Interests at Closing shall constitute an acknowledgment by Buyer of full performance by Seller of all of Seller’s obligations under this Agreement, except for the obligations of Seller which are expressly provided in this Agreement to survive Closing.

22.2              Any of Buyer’s obligations under this Agreement that are expressly provided in this Agreement to survive Closing or that shall possibly imply performance or observance after the Closing Date shall survive Closing and delivery of the Assignment of Partnership Interest, notwithstanding any presumption to the contrary.

22.3              Notwithstanding any provision to the contrary set forth in this Agreement, the representations of Seller expressly set forth in Section 10 of this Agreement shall survive Closing under this Agreement for a period of twelve (12) months (the “Survival Period”).

22.4              Seller shall have no liability to Buyer by reason of a breach or default of any of Seller’s representations, unless Buyer shall have given to Seller written notice (“Warranty Notice”) of such breach or default within the Survival Period, and shall have given to Seller an opportunity to cure any such breach or default within a reasonable period of time after Buyer’s Warranty Notice. Seller’s liability shall be limited to actual damages and shall not include consequential damages. Any litigation with respect to any representation must be commenced within one hundred eighty (180) days after the Survival Period, and if not commenced within such time period, Buyer shall be deemed to have waived its claims for such breach or default.

22.5              Survival. The provisions of this Section 21 shall survive Closing and delivery of the Assignment of Partnership Interests.

23.	Miscellaneous.

23.1              Captions or Headings; Interpretation. The captions or headings of the Sections and subparagraphs of this Agreement are for convenience only, and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement. Wherever in this Agreement the singular number is used, the same shall include the plural and vice versa and the masculine gender shall include the feminine gender and vice versa as the context shall require.

23.2              Amendments and Waivers. No change, alteration, amendment, modification or waiver of any of the terms or provisions of this Agreement shall be valid, unless the same shall be in writing and signed by Buyer and Seller.

23.3              Counterparts. This Agreement may be executed by facsimile signature and in multiple counterparts each of which shall be deemed an original but together shall constitute one agreement.

23.4              Applicable Law. This Agreement shall be governed and construed according to the laws of the State of Maryland.

23.5              Right to Waive Conditions or Contingency. Either party may waive any of the terms and conditions of this Agreement made for its benefit provided such waiver is in writing and signed by the party waiving such term or condition.

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23.6              Partial Invalidity. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, at any time or to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, unless such invalidity or unenforceability materially frustrates the intent of the parties as set forth herein. Each term, covenant, condition and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

23.7              Confidentiality. Buyer agrees to treat all information received with respect to the Property, whether such information is obtained from Seller or from Buyer’s own due diligence investigations, in a confidential manner. Buyer shall not disclose any such information to any third parties, other than such disclosure to Buyer’s counsel, officers, employees, investors, lenders, consultants, accountants and advisers in connection with the transactions contemplated hereby (such disclosure to be made expressly subject to this confidentiality requirement). Seller and Buyer agree to keep this Agreement confidential and not make any public announcements or disclosures with respect to the subject matter of this Agreement prior to Closing without the written consent of the other party, except as may be required by law or in connection with a filing with the Securities and Exchange Commission, at Buyer’s expense, in the event such disclosure is required or necessary under applicable securities laws or regulations.

23.8              Agreement Not To Be Recorded. This Agreement shall not be filed of record by or on behalf of Buyer in any office or place of public record. If Buyer fails to comply with the terms hereof by recording or attempting to record this Agreement or a notice thereof, such act shall not operate to bind or cloud the title to the Premises. Seller shall, nevertheless, have the right forthwith to institute appropriate legal proceedings to have the same removed from record. If Buyer or any agent, broker or counsel acting for Buyer shall cause or permit this Agreement or a copy thereof to be filed in an office or place of public record, Seller, at its option, and in addition to Seller’s other rights and remedies, may treat such act as a material default of this Agreement on the part of Buyer. However, the filing of this Agreement in any lawsuit or other proceedings in which such document is relevant or material shall not be deemed to be a violation of this Section. Notwithstanding anything to the contrary set forth in this Section, Buyer shall be entitled, at Buyer’s expense, to file this Agreement with the Securities and Exchange Commission, in the event such disclosure is required or necessary under applicable securities laws or regulations.

24.	ERISA.

Seller and Buyer hereby agree that if the transactions contemplated by this Agreement are non-exempt prohibited transactions under Section 406 of ERISA Seller shall not be obligated to sell the Premises to Buyer.

25.	Sophistication of the Parties.

Each party hereto hereby acknowledges and agrees that it has consulted legal counsel in connection with the negotiation of this Agreement and that it has bargaining power equal to that of the other parties hereto in connection with the negotiation and execution of this Agreement. Accordingly, the parties hereto agree the rule of contract construction to the effect that an agreement shall be construed against the draftsman shall have no application in the construction or interpretation of this Agreement.

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26.	Limited Liability.

Prior to the Closing Date, the obligations of Seller under this Agreement or directly or indirectly arising out of this Agreement shall be limited solely to Seller’s interest in the Partnership, the Premises and Personal Property, and neither Buyer nor any one else claiming by or through Buyer shall have any claim against any other asset of Seller or any partner of Seller, or any trustee or fiduciary of Seller.

27.	Marketing/Public Announcements.

Provided Buyer is not in default hereunder, Seller agrees not to market the Premises to any other prospective purchasers during the period between the date of this Agreement and the Closing Date.

28.	Enforcement.

If either party hereto fails to perform any of its obligations under this Agreement or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

29.	Time of the Essence. Time is of the essence of this Agreement.

30.                 Jurisdiction. The sole and exclusive jurisdiction for the purpose of resolving any dispute under this Agreement shall be the State of Maryland and the parties agree (i) to submit to the exclusive jurisdiction of the State of Maryland, (ii) that courts in the State of Maryland constitute a convenient forum and (iii) that process may be served by certified mail, return receipt requested, at the notice addresses set forth in this Agreement.

31.                 Title Company and Escrowee. Seller hereby designates Lawyers Title Insurance Corporation, 150 Federal Street, Suite 200, Boston, Massachusetts (Attention: Robert G. Soule) as the Title Company herein, and Seller and Buyer agree that the Title Company shall serve as the Escrowee.

32.                 Post-Closing Audit Rights. For a period of three (3) years after the Closing Date, upon no less than fifteen (15) days’ prior written notice, each party agrees to make available to the other and its respective independent accountants or attorneys, for inspection and copying, at the requesting party’s sole cost and expense, sufficient information to prepare or amend tax returns and/or audited or unaudited financial statements for the calendar years of 2001, 2002, 2003 and 2004, or for any other reasonable purpose, which information shall include books and records for the Property, property and operating statements, insurance policies, real estate tax records, capital expenditures records and maintenance records of the Property, if and to the extent that such records are in such party’s actual possession as of the Closing Date. All such records shall be made available for inspection by the requesting party and its independent accountants or attorneys at such location as the party providing the records may reasonably choose.

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IN WITNESS WHEREOF, the parties hereto, intending legally to be bound hereby, have executed this Agreement as of the date first above written.

BERKSHIRE REALTY INCOME, INC.

By:	/s/ Stephen J. Zaleski
	Name:	Stephen J. Zaleski
	Title:	Vice President

BUYER:

/s/ Pacy Oletsky___________________________
Pacy Oletsky

General and Limited Partner

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/s/ Jack L. Baylin______________________
Jack L. Baylin
General and Limited Partner

/s/ Michael Baylin____________________
Michael Baylin
Limited Partner

/s/ Gail Baylin_______________________
Gail Baylin
Limited Partner

/s/ Bonnie Oletsky____________________
Bonnie Oletsky
Limited Partner

/s/ Howard Gartner___________________
Howard Gartner
Limited Partner

/s/ Ruth P. Weiss___________________
Ruth P. Weiss
Limited Partner

THE ABRAHAM & VIRGINIA WEISS

CHARITABLE TRUST B

By:/s/ Sharon Windsor_____________

Name: Sharon Windsor, Trustee
Limited Partner

SELLER

THE ABRAHAM & VIRGINIA WEISS

CHARITABLE TRUST B

By:/s/ Sharon Windsor_____________

Name: Sharon Windsor, Trustee
Limited Partner

SELLER

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